Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE

ARTICLES OF INCORPORATION
OF

SPARTA COMMERCIAL SERVICES, INC.
(A Nevada Corporation)

Sparta Commercial Services, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under the laws of the state of Nevada, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Sections 78.2055 of the Nevada Revised Statutes (“NRS”) setting forth an amendment to the Articles of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment in accordance with NRS 78.320. The resolution setting forth the amendment is as follows:

RESOLVED, that Article 4 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated as follows:

“4.:	The total authorized capital stock of the corporation shall consist of Seven Hundred Sixty Million (760,000,000) shares, have a par value of $.001, of which Seven Hundred Fifty Million (750,000,000) shares shall be Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock of par value $.001 per shares. The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. The Board of Directors is hereby vested with the authority to fix by resolution the designations, powers, preferences, limitations, restrictions and relative, participating, optional or other special rights, qualifications or restrictions thereof, including, without limitation, the dividend or interest rates, conversion or exchange rights, voting rights, redemption prices, maturity dates, liquidation preferences and similar matters, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

Reverse Stock Split. Upon the effective time of this Certificate of Amendment to the Articles of Incorporation (this “Certificate of Amendment”) with the Nevada Secretary of State (the “Effective Time”), a one-for-one hundred reverse stock split of the Corporation’s Common Stock, $0.001 par value per share (the “Stock”), shall become effective, pursuant to which every one hundred shares of Stock outstanding and held of record by each stockholder of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive one full share of Stock in lieu of such fractional share.

Each stock certificate or book entry position that, immediately prior to the Effective Time, represented shares of Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Stock after the Effective Time into which the shares formerly represented by such certificate or book entry position have been reclassified (as well as the right to receive one share of Stock in lieu of fractional shares of Stock after the Effective Time); provided, however, that each person of record holding a certificate or book entry position that represented shares of Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate or book entry position, a new certificate or book entry position evidencing and representing the number of whole shares of Stock after the Effective Time into which the shares of Stock formerly represented by such certificate or book entry position shall have been reclassified.

This Reverse Stock Split shall have no effect on the total number of shares of all classes of stock for which the Corporation has authority to issue.”

SECOND: This Certificate of Amendment shall be effective on December 30, 2020.

IN WITNESS WHEREOF, the Corporation has hereunto set its hands this 30th day of December, 2020, hereby declaring and certifying that the facts stated hereinabove are true.

SPARTA COMMERCIAL SERVICES, INC.

By:	/s/ A.L. Havens
Anthony L. Havens
Its:	Chief Executive Officer

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